FILED # C15144-01 JUL 31 2001

IN THE OFFICE OF DEAN HELLER

DEAN HELLER SECRETARY OF STATE CERTIFICATE OF CORRECTION

GiveMePower, Corporation

1.     Name of Corporation:

GiveMePower, Corporation

2.     Document Description:

Articles of Incorporation filed June 7, 2001.

3.     Inaccuracy or defect:

Inadvertently a comma (,) was placed between the words "GiveMePower" and "Corporation" when the Articles of Incorporation were originally typed. This error was not brought to the attention of the corporations Board of Directors until recently.

4.     Inaccurate name:

GiveMePower, Corporation

5.     Accurate and correct name: GiveMePower Corporation

GiveMePower Corporation

/S/ TODD NOBLE

Todd Noble, Secretary